EXHIBIT 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of December 15, 2017 (the “Effective Date”), by and between Bovie Medical Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company") and Charles D. Goodwin II (hereinafter referred to as the “Executive").

WITNESSETH:’

WHEREAS, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1)EMPLOYMENT OF EXECUTIVE: The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, in each case pursuant to the terms and conditions of this Agreement.

2)DUTIES: The Executive shall be Chief Executive Officer of the Company and shall have the authority, functions, duties, powers and responsibilities normally associated with such position, and such other title, authority, functions, duties, powers and responsibilities as may be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”) consistent with the Executive’s position with the Company. Executive shall report only to the Board. Executive shall be appointed to the Board as of the Effective Date, and during the Term (as defined below) the Company shall take such reasonable action as may be necessary to nominate Executive annually for re-election to the Board during the Term. The Executive agrees to devote substantially all of his business time and efforts to the performance of his duties, except for customary vacations and reasonable absences due to illness or other incapacity as set forth herein, and to perform all of his duties to the best of his professional ability and comply with such reasonable policies, standards, and regulations of the Company as are from time to time established by the Board. Executive shall have no outside business activities that are competitive with or present a conflict of interest with the Company, or that would conflict or interfere with the performance of his duties hereunder. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit or prevent the Executive from engaging in charitable causes, sitting on the boards of directors of not-for-profit entities, or managing his and his family’s personal finances, so long as such activities do not conflict or interfere with the performance of his duties hereunder. The Executive represents that he is not a party to any restrictive covenants, or other agreement or understanding that would conflict or interfere with the performance of his duties hereunder.

3)TERM: The term of employment under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 11 hereof (the “Term”).

4)PLACE OF EMPLOYMENT: Executive’s principal work location shall be in the Breinigsville, Pennsylvania area. Executive shall travel to Clearwater, Florida or such other locations as reasonably necessary to carry out his duties hereunder on an as-needed basis.

5)COMPENSATION: For all services rendered to the Company, the Executive agrees to accept as total compensation a sum computed as set forth in this section. All payments of compensation (whether under this Section 5 or under any other section of this Agreement) shall be subject to all applicable withholdings and deductions in accordance with applicable law and Company policies and procedures.

(a)Base Salary. The Company shall pay the Executive a base salary at the rate of Four Hundred Thousand dollars ($400,000) per year (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. During the Term, the Company’s Compensation Committee of the Board shall review the Base Salary and may provide for such increases (but not decreases) in Base Salary as it may, in its sole and exclusive discretion, deem appropriate.

(b)Equity Awards.

i.General. Executive shall be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Executive evidencing such awards.

ii.Sign-On Award. Pursuant to an option award agreement between the Company and the Executive that shall be delivered to the Executive promptly following the Effective Date (the “Award Agreement”) the Company shall grant to the Executive a non-qualified stock option (an “Option”) to purchase 1,000,000 shares of Bovie common stock at an exercise price equal to the closing price of the share of the Company’s common stock on its principle exchange on the Effective Date. The Options will vest as follows: 50% on the first anniversary of Executive’s employment and the remaining 50% on the second anniversary of Executive’s employment. Executive must be employed on the vesting dates referenced in the prior sentence in order for the Options to vest.

iii.All unvested Options and other equity-based incentive plans will vest immediately upon a Change of Control (as defined below).

6)VACATION/SICK TIME: Executive shall be entitled to three (3) weeks of paid vacation during each year of Executive's employment. The scheduling of any vacation shall be coordinated with the Company so that the staffing needs of the Company are met to the extent reasonable possible. The Executive shall be granted sick time in accordance with the policy outlined in the Company's policy manual then in effect from time to time.

7)REIMBURSEMENT OF BUSINESS EXPENSES: The Company agrees to pay, either directly or indirectly by payment to the Executive, for all of the Executive's reasonable entertainment, travel and other miscellaneous business expenses incurred by him in the performance of his services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. As a prerequisite to any payment or reimbursement by the Company for business expenses, the Executive shall submit receipts of all such expenses to the Company; and the Company's obligation to effect payment or reimbursement of such expenses shall be only to the extent of such receipts.

8)ADDITIONAL BENEFITS: The Executive and his dependents shall be eligible to participate in the Company’s medical and dental insurance plans applicable to senior executives at the Company in accordance with the terms and conditions of such plans.

9)COMPANY PROPERTY: The Executive understands and agrees that Company files, customer files, legal files, legal research files, form files, forms, examples, samples, and all briefs and memoranda, intellectual property and other work product or property, and all copies thereof (collectively, “Company Property”) are the sole and exclusive property of the Company; and the same shall remain in the possession of the Company and shall constitute the property of the Company irrespective of who prepared the same. The Executive shall not remove, photocopy, photograph, or in any other manner duplicate or otherwise remove or use any Company Property other than in the performance of his duties hereunder.

10)DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYMENT: In the event that Executive’s employment with the Company is terminated for any reason, the Executive agrees and understands that all Company Property in his possession or control shall be, at the Company’s option, promptly destroyed or returned to the Company, and the Executive shall have no right, title or interest in the same.

11)TERMINATION OF EMPLOYMENT: Upon Executive’s termination of employment for any reason, he shall automatically be deemed to have stepped down from all positions and offices held with the Company (including as a Director of the Company). The employment of the Executive may be terminated as follows:

(a)Termination upon Death or Disability. This Agreement and the Executive’s employment hereunder shall automatically terminate on the date on which the Executive dies or becomes permanently incapacitated. The Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that the Executive has suffered a Permanent Incapacity (as defined below) and so notifies the Executive. or purposes of this section Permanently Incapacitated shall mean (i) the Executive’s actual or anticipated inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement with or without reasonable accommodation for six (6) months out of any twelve (12) month period, or four (4) consecutive months; or (ii) the Executive is receiving income benefits for a period of ninety (90) days under any long-term disability plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of four (4) months or more.

(b)Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause (as defined below), effective immediately upon delivery of written notice (the “Termination Notice”) to the Executive given at any time during the Term (without any necessity for prior notice). For purposes of this Agreement, “Cause” shall mean the Executive’s: (1) conviction of any felony or any other crime involving dishonesty or moral turpitude, (2) commission of any act of fraud or dishonesty by the Executive, or theft of or maliciously intentional damage to the property of the Company or any of its subsidiaries or affiliates, (3) engaging in any act that has had, or can reasonably be expected to have, a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, (4) willful or intentional breach of Executive’s fiduciary duties to the Company, (5) breach by Executive of any material provision of this Agreement, or (6) violation of a material policy of the Company as in effect from time-to-time. Prior to a termination by the Company of the Executive's employment for Cause under subsections (5) or (6) of this Section 11(b), in the event that the Company deems the breach curable in its sole reasonable discretion, the Executive shall first have an opportunity to cure or remedy such breach within fifteen (15) days following the Termination Notice, or such longer period as is reasonable under the circumstances, and provided that Employee diligently pursues such cure within such fifteen (15) day period, and if the same is cured or remedied within such period, such notice shall become null and void.

(c)Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment hereunder without Cause, upon at least thirty (30) days prior written notice to the Executive.

(d)Termination by the Executive for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean (i) the material reduction of the Executive’s title, authority, duties and responsibilities (other than the removal of the Executive from the Board by a vote of the shareholders of the Company) or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; (ii) a change in the Executive’s principal work location without Executive’s consent to a location that is more than 35 miles from the Executive’s principal work location first established under Section 4 of this Agreement, or (iii) the Company’s material breach of this Agreement. Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date thirty (30) days from the date of such notice) is given no later than 60 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have fifteen (15) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(e)Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder other than for Good

Reason, provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.

(f)Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean (x) Executive’s termination of employment without cause, or (y) the material diminution of Executive’s authority, in either case within the six (6) month period immediately subsequent to the occurrence of any of the following:
(i)any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company;

(ii)any consolidation or merger of the Company into another corporation or entity where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any).

(iii)the sale, lease or other transfer of all or substantially all of the Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions.

(iv)the date that a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

12)Payments Upon Termination. In the event of the termination of this Agreement and the Executive’s employment hereunder, the Executive shall receive the amounts and benefits set forth below so long as the Executive (x) executes a separation agreement and general release and waiver of all claims in a form reasonably satisfactory to the Company (the “Release”) and the applicable revocation period with respect to such Release expires without the Executive having revoked any portion of the Release, in each case within thirty (30) days following the date of termination, and (y) does not breach any of the restrictive covenants in this Agreement (collectively, “Restrictive Covenants”). Subject to the foregoing, any payments to be made in accordance with this Section 12 will commence on the first payroll date following the end of the 30-day period described in the preceding sentence.

(a)Upon termination of this Agreement and Executive’s employment hereunder pursuant to Section 11(a) hereof, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) (i) shall be entitled to (A) receive any unpaid Base Salary earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (B) indemnification in accordance with any applicable indemnification plan, program, corporate governance document or other arrangement, and any vested rights pursuant to any insurance plan, benefit plan or retirement plan, (C) treatment of the Option or other option grants in accordance with the terms of the applicable plan and award agreement, provided that the portion of the Option and options that was exercisable as of the Effective Date, and the portion of the Option that would have become exercisable on the next anniversary of the Effective Date following the date of termination, shall become and remain exercisable for a period of 12 months following the date of termination, and (D) if Executive is eligible for and elects continuation benefits under COBRA, the Company will pay the employer portion of the COBRA coverage premium for the continuation of the same level of Executive’s medical and dental insurance benefits for the shorter of (x) the 12-month period following the date of termination, or (y) the time at which Executive becomes eligible for medical and dental benefits through another employer, which eligibility must immediately be disclosed by Executive to the Company, and (ii) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder.

(b)Upon termination of this Agreement and Executive’s employment hereunder by the Company for Cause pursuant to Section 11(b) hereof or by Executive other than for Good Reason pursuant to Section 11(e) hereof, the Executive (i) shall be entitled to (A) receive any unpaid Base Salary earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), and (B) indemnification in accordance with any applicable indemnification plan, program, corporate governance document or other arrangement, and any vested rights pursuant to any insurance plan, benefit plan or retirement plan, and (C) in the case of the termination of the Executive’s employment by the Executive other than for Good Reason pursuant to Section 11(e) hereof, treatment of the Option or other option grants in accordance with the terms of the applicable plan and award agreement, provided that the Option (or a portion thereof) that was exercisable as of the date of termination shall remain exercisable for a period of 3 months following the date of termination, and (ii) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder.

(c)Upon termination of this Agreement and Executive’s employment hereunder (x) by the Company without Cause pursuant to Section 11(c) hereof, or (y) by the Executive for Good Reason pursuant to Section 11(d) hereof, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive following the termination of Executive’s employment) (i) shall be entitled to (A) receive any unpaid Base Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (B) indemnification in accordance with any applicable indemnification plan, program, corporate governance document or other arrangement, and any vested rights pursuant to any insurance plan, benefit plan or retirement plan, (C) continued payment of his Base Salary for the 9-month period following the date of termination, (D) treatment of the Option or other option grants in accordance with the terms of the applicable plan and award agreement, provided that the portion of the Option that was exercisable as of the Effective Date, and the portion of the Option that would have become exercisable on the next anniversary of the Effective Date following the date of termination, shall become and remain exercisable for a period of 12 months following the date of termination, and (D) if Executive is eligible for and elects continuation benefits under COBRA, the Company will pay the employer portion of the COBRA coverage premium for the continuation of the same level of Executive’s medical and dental insurance benefits for the shorter of (x) the 9-month period following the date of termination, or (y) the time at which Executive becomes eligible for medical and dental benefits through another employer, which eligibility must immediately be disclosed by Executive to the Company, and (ii) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder.

(d)Upon the occurrence of a Change in Control as defined Section 11(f) hereof, the Executive (i) shall be entitled to (A) receive any unpaid Base Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (B) indemnification in accordance with any applicable indemnification plan, program, corporate governance document or other arrangement, and any vested rights pursuant to any insurance plan, benefit plan or retirement plan, (C) continued payment of his Base Salary for the 12-month period following the date of termination, (D) treatment of the Option or other option grants in accordance with the terms of the applicable plan and award agreement, provided that the portion of the Option that was exercisable as of the Effective Date, and the portion of the Option that would have become exercisable on the next anniversary of the Effective Date following the date of termination, shall become and remain exercisable for a period of 12 months following the date of termination, and (D) if Executive is eligible for and elects continuation benefits under COBRA, the Company will pay the employer portion of the COBRA coverage premium for the continuation of the same level of Executive’s medical and dental insurance benefits for the shorter of (x) the 12-month period following the date of termination, or (y) the time at which Executive becomes eligible for medical and dental benefits through another employer, which eligibility must immediately be disclosed by Executive to the Company, and (ii) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder.

13)RESTRICTIVE COVENANTS.

(a)    Noncompetition. Executive acknowledges and agrees that during the period of his employment with the Company and for the 12-month period following the termination of such employment, regardless of the reason for such termination (the “Restricted Period”), he shall not, directly or indirectly: (i) engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business, entity or division that competes with any business of the Company or any of its subsidiaries (a “Competitor”) or serve as an employee, consultant or in any other capacity for a Competitor; (ii) have any ownership or financial interest, directly, or indirectly, in any Competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant; or (iii) serve as a representative of any Competitor.

(b)    Non-Solicitation; No-Hire. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, other than in connection with carrying out his duties hereunder, (i) solicit or induce any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such solicitation or inducement) to (A) terminate his or her employment or relationship with the Company, and/or (B) work for the Executive or any Competitor, or (ii) hire, engage or be involved in the process of any business, entity or division in hiring or engaging, any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such hiring).

(c)Non-Solicitation of Clients. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, solicit, take away or divert, or attempt to solicit, take away or divert, the business or patronage of any client or customer of the Company with the intention or for the purpose of providing services that compete with the services provided by the Company at the time of Executive’s termination.

(d)Non-Disruption. Executive agrees that during the Restricted Period Executive will not, directly or through others, encourage or assist any person to take any action to solicit, induce, or influence any third party, including any customer, provider of goods or services to the Company, to terminate, divert, interfere with, or diminish in any manner whatsoever his, her, or its business relationship with the Company, even if Executive is not the one to initiate contact with the aforementioned.

(e)    Disparaging Comments. Executive agrees not to make critical, negative or disparaging remarks at any time during the Term or thereafter regarding the Company or its management, employees, investors, businesses, agents, or employment practices; provided that nothing in this Section 13(d) shall be deemed to prevent the Executive from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Company and its officers and directors shall not make critical, negative or disparaging remarks about the Executive; provided that nothing in this Section 13(d) shall be deemed to prevent the Company or its officers or directors from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement.

(f)    Confidentiality. The Executive acknowledges and agrees that the Company’s business is highly competitive and that the Executive will be involved in and become aware of the Company’s trade secrets, materials, know-how (whether or not in writing), technology, product information and intellectual property belonging to the Company (“Trade Secrets”) and all confidential matters (whether available in written, electronic form or orally) relating to the Company and its business (including without limitation its strategies, models, business and marketing plans, pricing, sales and revenue information, financial performance, etc.), and personal and other confidential information relating to its owners, managers, investors, members, shareholders, executives, and employees (the “Confidential Information”), all of which has been developed at great investment of time and resources by the Company so as to engender substantial good will, and all of which are and will remain the exclusive property of the Company. Therefore, the Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall not disclose, shall keep secret, shall retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, any Trade Secret or Confidential Information. The foregoing will not prohibit disclosure of Confidential Information as required by law or regulation, including, but not limited to, those of the U.S. Securities And Exchange Commission and the rules of any exchange, quotation system and/or self-regulatory organization on which or with which the Company’s securities are quoted, listed and/or traded, as the case may be; provided that if the Executive is required to make a disclosure pursuant to the foregoing, he agrees to give the Company prompt written notice thereof and cooperate with the Company’s efforts to seek a protective order.  Neither the foregoing nor anything else herein shall prohibit Executive from reporting possible violation of federal or state law or regulations to any governmental agency of self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of applicable federal or state law or regulations.  Executive shall not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures.

(g)     Inventions and Discoveries. Executive agrees to promptly disclose in writing to the Board all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how, and other creative achievements (hereinafter referred to collectively as “Discoveries”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which Executive, while employed with the Company, as well as those communicated to Executive by other employees/consultants of the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related in any way to the Company’s business or interests. Executive hereby transfers and assigns to the Company in perpetuity all right, title and interest in and to such Discoveries, including but not limited to, any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof, all of which are hereby deemed provided to the Company as a “Work for Hire” without claim by Executive. On request of the Company, Executive will, without any additional compensation, whether during the Term or afterwards, execute such further instruments (including, without limitation, applications for copyrights, letters patent, trademarks and assignments thereof in any and all countries) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its right in respect of such Discoveries. All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but Executive shall cooperate in filing and/or prosecuting any such application. In the event the Company is unable, after reasonable effort, to obtain Executive’s signature on any such documents, Executive hereby irrevocably designates and appoints the Company as his agent and attorney-in-fact, to act for and on Executive’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Discoveries with the same legal force and effect as if Executive had executed them. Executive agrees that this power of attorney is coupled with an interest.
(i)     For purposes of this Agreement, any Discovery shall be deemed to have been made during Executive’s employment with the Company if, during such period, the Discovery was conceived or first actually reduced to practice, and Executive agrees that any patent application filed by Executive within one (1) year after the end of the Term shall be presumed to relate to an invention made during Executive’s employment with the Company unless Executive can establish the contrary. Executive shall keep and maintain adequate and correct written records of all Discoveries made by Executive (solely or jointly with others) during Executive’s employment with the Company. The records will be available to and remain the property of the Company at all times.

(ii)     Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Discoveries.

(h)    Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 13 is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of the Company, imposes no undue hardship on Executive, and is not injurious to the public.

14)INJUNCTIVE RELIEF. The Executive agrees that the precise value of the covenants in Sections 13 are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened breach of such provisions, the Company shall be entitled to temporary and permanent injunctive relief (without the position of a bond or other security) restraining Executive from such breach or threatened breach without the requirement of posting a bond or other security. In the event that any of the covenants made in Section 13 shall be more restrictive than permitted by applicable law, the parties agree that such covenant shall be interpreted to be as restrictive as otherwise allowed under applicable law. Additionally, all time periods described in Sections 13 shall be extended by a period during which Executive is in violation of any provision of this Agreement, and for any time during which there is pending in any court of competent jurisdiction any action (including any appeal from final judgment) brought by any person, whether or not a party to this Agreement, in which the Company seeks to enforce any covenant contained in this Agreement, or in which any person contests the validity or enforceability of any covenant contained in this Agreement, or seeks to avoid performance or enforcement of a covenant contained within this Agreement.

15)INDEMNIFICATION: During and after the Term, the Company shall indemnify the Executive to the maximum extent permitted by any applicable agreement, arrangement or corporate governance document of the Company or, in the event no such agreement, arrangement or document exists, to the maximum extent permitted by applicable law, in either case against all liabilities, losses, damages and expenses actually and reasonably incurred by the Executive in connection with any claim or proceeding arising out of, or relating to, his services for the Company, other than (i) any claim or proceeding by the Company against the Executive and (ii) any claim or proceeding by the Executive against the Company (“Losses”). The Company shall advance to the Executive to the extent permitted by law all Losses incurred by him provided the Executive undertakes to repay the amount of such advances if it shall ultimately be determined that he is not entitled to be indemnified against such Losses.

16)NOTICES: Any notice required or permitted to be given pursuant to the provisions of this shall be sufficient if in writing, and if personally delivered to the party to be notified or if sent by registered or certified mail to said party at the following addresses:

If to the Company:         Bovie Medical Corporation
5115 Ulmerton Road
Clearwater, FL 33760
Attn: J. Robert Saron, President

With a copy to:        Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556
Attn: Adam P. Silvers, Esq.

If to the Executive:         Charles Goodwin
8644 Grady Court
Breinigsville, PA 18031
17)SEVERABILITY: In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect any other provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

18)BINDING EFFECT: This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company's assets through sale, lease, liquidation or otherwise. Except as otherwise specifically provided herein, the rights and benefits of Executive are personal to him and no such rights or benefits shall be subject to assignment or transfer by Executive.

19)GOVERNING LAW: This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of New York, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

20)ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement; and there are no other agreements between the parties with respect to the subject matter contained herein except as set forth herein.

21)AMENDMENT AND MODIFICATION: All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

22)NON-WAIVER. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

23)SECTION 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change of Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first; provided, however, that such reduction shall only be made if the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code on such unreduced Total Payments). It is possible that, after the determinations and selections made pursuant to this Section 23, the Executive will receive Total Payments that are, in the aggregate, either more or less than the amount properly determined under this Section 23 (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined by a court or by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor, upon request of either party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Executive (but in any event within ten (10) days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 23 not been applied until the date of payment.

24)SECTION 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Executive under Section 409A.

25)SURVIVAL. This Agreement will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

26)CAPTIONS. Captions of the sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

27)WAIVER OF JURY TRIAL. Executive hereby irrevocably agrees to waive his right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between the parties relating to this Agreement and the relationships thereby established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including employment law claims, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications of this Agreement.

28)COUNTERPARTS. This Agreement may be executed electronically, by email or facsimile, and in counterparts, and shall be fully binding and enforceable upon the parties when so executed.

BOVIE MEDICAL CORPORATION

________________________________        Date: ____________________________
By: J. Robert Saron
Title: President

BY SIGNING IN THE SPACE PROVIDED, EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

_______________________________        Date: ____________________________ CHARLES D. GOODWIN II